EXHIBIT 99.1

PPT VISION	PPT VISION, INC. 12988 VALLEY VIEW ROAD EDEN PRAIRIE, MN 55344 USA TELEPHONE 952 996 9500 FACSIMILE 952 996 9501	For more information contact Timothy C. Clayton Chief Financial Officer e-mail: ir@pptvision.com www.pptvision.com

NEWS RELEASE

PPT VISION, Inc. Reports Second Quarter Financial Results
and Corporate Developments

• Revenues grow nearly 40% over prior year
• Company implements restructuring plan

MINNEAPOLIS, May 22, 2003 / PR Newswire / — PPT VISION, Inc. (Nasdaq: PPTV) today announced financial results for its fiscal second quarter ending April 30, 2003 and reported that a corporate restructuring has been implemented in an effort to reduce the Company’s operating cost structure and to focus the Company more specifically on its traditional core competencies.

Financial Results

Net revenues for the second quarter were $2.2 million, a 39% improvement over revenues of $1.6 million for the same period in fiscal 2002.  The Company’s net loss was $1.8 million or 18 cents per share compared to a net loss of $1.6 million or 29 cents per share for the same period in fiscal 2002. The net loss for the second quarter of fiscal 2003 includes approximately $700,000 of unusual charges related to the restructuring plans implemented in the quarter.  Approximately $248,000 of these costs were recorded in cost of goods sold, with the remainder included in operating expenses.  Excluding these charges, the Company’s gross margin for the quarter would have increased to 54% and the net loss for the quarter would have decreased to $1.1 million, a 32% improvement over the second quarter of fiscal 2002.

For the six-month period, net revenues increased 34% to $4.4 million, compared with $3.3 million for the previous year.  The Company reported a net loss of $3.0 million compared to a net loss of $3.2 million during the first six months of the previous year.  Net loss per share for the six-month period was 29 cents versus a net loss per share of 58 cents in the prior year. After adjustment for the unusual charges recorded in fiscal 2003, gross margins would have been 55% for the six-month period and the net loss for the six months would have been $2.3 million, an improvement of over $900,000 or 28%, in comparison with the prior year.

“We are pleased to see our revenue levels improving as compared with the prior year and on a sequential basis,” stated Mr. Joe Christenson, President of PPT VISION.  “Although capital spending in the manufacturing sector remains soft and unpredictable, we are slowly beginning to experience tangible improvements in business conditions and order activity, providing evidence that the economic recovery is beginning to impact our target markets and that our new products are achieving increased acceptance in the marketplace.”

Corporate Restructuring

PPT also announced that it has implemented a restructuring plan designed to specifically focus the Company on its traditional core competencies, improve the efficiency of its product development and marketing efforts, and significantly reduce the Company’s operating cost structure.  The restructuring plan includes the closure of the Microelectronics Systems Division (MSD), the elimination of the PPT861™ inspection product line, a consolidation of product development and engineering functions, and certain other cost reductions within the Company.  The result of these combined actions has been to reduce the size of the workforce by 24% and to reduce annual operating expenses by approximately $1.8 million.  On a going forward basis, these actions serve to reduce the Company’s quarterly revenue requirement to break even on a cash flow basis to approximately $2.7 million.

“Over the past several months, our senior management team and our Board of Directors have reevaluated our strengths, core competencies and strategic plan, and as a result the Company has made some very important decisions,” stated Mr. Christenson.  “The actions taken enable PPT to better utilize its core strengths, thereby allowing us to better serve our traditional 2D and 3D machine vision system customers, while more closely aligning our expenses with our near-term revenue expectations.  For example, we are focusing our marketing efforts for our patented SpeedScan 3D™ sensor entirely through OEM and system integration partners.  Likewise with our new IMPACT™ 2D machine vision micro-system, which has been achieving very positive customer acceptance, we are focusing our marketing efforts very intensely on our distribution, integration and OEM partners.  PPT has a long history of developing and marketing high-speed, high-quality 2D and 3D vision inspection systems, and we are now better positioned to build on these strengths.”

“We are seeing signs that the economic environment is beginning to improve, and although painful, these actions serve to position PPT to benefit from this long anticipated upturn and achieve profitability sooner than would otherwise have been attainable,” concluded Mr. Christenson.

PPT VISION, Inc. develops and markets 2D and 3D machine vision-based automated inspection systems for manufacturing applications.  Machine vision-based systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company’s 2D and 3D machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries.  The Company’s SpeedScan 3D™ sensor product incorporates PPT VISION’s patented high-speed Scanning Moiré Interferometry™ technology.  The Company’s Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at www.pptvision.com.

Conference Call

The Company has scheduled a conference call for 10:00 a.m. CDT on Thursday, May 22, 2003.  In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance.  The conference call will be broadcast live over the Internet by World Investor Link’s Vcall.   To listen live, go to www.vcall.com.

A digitized replay of the second quarter conference call will be available between 1:30 p.m. on May 22, 2003 and 11:59 p.m. on May 29, 2003.  To access the replay please use the following numbers:  U.S. = (800) 475-6701 or International = (320) 365-3844; Access Code = 685912.

Forward Looking Statements

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, beliefs, intentions and strategies regarding the future.  Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand.  All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

The Company’s actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements.  These statements are based upon the Company’s expectations regarding a number of factors, including the Company’s ability to obtain additional working capital if necessary to support its operations, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company’s ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company’s ability to protect its existing intellectual property from challenges from third parties.  A detailed description of the factors that could cause future results to materially differ from the Company’s recent results or those projected in the forward-looking statements are contained in the section entitled “Description of Business” under the caption “Important Factors Regarding Forward-Looking Statements” contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2002 and other reports filed with the Securities and Exchange Commission.

PPT VISION, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2003	2002	2003	2002

Net revenues	$2,237	$1,607	$4,361	$3,263
Cost of sales	1,281	805	2,229	1,740
Gross profit	956	802	2,132	1,523

Operating expenses:
Sales and marketing	803	823	1,666	1,649
General and administrative	545	432	968	845
MSD closure costs	342	—	342	—
Research and development	1,052	1,165	2,135	2,258
Operating expenses	2,742	2,420	5,111	4,752

Loss from operations	(1,786)	(1,618)	(2,979)	(3,229)
Interest and other income	16	6	22	37
Net loss	$(1,770)	$(1,612)	$(2,957)	$(3,192)

Basic and diluted loss per share	$(0.18)	$(0.29)	$(0.29)	$(0.58)

Shares used to compute basic and diluted loss per share	10,067,950	5,512,118	10,067,950	5,512,118

PPT VISION, Inc.

Condensed Balance Sheets

(In thousands)

	April 30, 2003	October 31, 2002
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,512	$2,932
Accounts receivable, net	2,329	1,843
Inventories	1,188	1,853
Other current assets	263	294
Total current assets	5,292	6,922
Fixed assets, net	994	1,417
Intangible assets, net	2,428	2,598
Total assets	$8,714	$10,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,302	$1,269
Deferred revenue - customer advances	680	—
Other current liabilities	27	24
Total current liabilities	2,009	1,293
Total shareholders’ equity	6,705	9,644
Total liabilities and shareholders’ equity	$8,714	$10,937

5/22/03

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